Exhibit 16(c)(iii)

Citi Investment Banking | Global Consumer & Retail Group Discussion Materials November 2025 | Strictly Private and Confidential

1. Income Statement Adjustments

Utz: GAAP EBITDA <> Adj. EBITDA Bridge Adj. EBITDA Walk Adjustment Descriptions Stock-based compensation awarded to associates $ in mm Q3 2025 FY 2024 and directors, and expenses associated with the 1 GAAP EBITDA $23.8 $183.1 2020 Omnibus Equity Incentive Plan (“OIEIP”) GAAP EBITDA Margin 6.3% 13.0% Removal of unrealized gains and losses associated with fixed-price purchase commitments for key 2 Includes $44mm gain related to the ingredients Good Health and R.W. Garcia sale Consulting, transaction services, and legal fees (+) Share-Based Compensation 4.6 17.6 1 incurred for acquisitions and certain potential 3 acquisitions, in addition to integration expenses (+) Purchase Commitments & Other Adjustments 2.7 4.3 2 Consultancy, professional, and legal fees incurred for specific business initiatives, as well as gains (+/-) Acquisitions, Divestitures, and Investments 8.1 (23.1) 3 and losses realized from the sale of distribution 4 rights to IOs and the subsequent disposal of (+) Business Transformation Initiatives 20.1 28.1 4 trucks, among other expenses (+) Financing-Related Costs 0.3 0.4 5 Adjustments for various items related to raising debt and equity capital or debt extinguishment 5 (+/-) Loss (Gain) on Remeasurement of Warrant Liability 0.7 (10.2) 6 costs Total Adjustments: $36.5 $17.1 Gains and losses related to changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when Adj. EBITDA $60.3 $200.2 exercised would result in a cash inflow to the 6 Company, with affected warrants converting to Class A Common Stock, and the liability being Adj. EBITDA Margin 16.0% 14.2% extinguished 3 Source: Company filings.

Utz: GAAP Net Income <> Adj. Net Income Bridge

Adj. Net Income Walk

$ in mm	Q3 2025	FY 2024	
GAAP Net Income (Loss)	**($20.2)**	**$30.7**	
GAAP Net Income Margin	*NA*	*2.2%*	
(+) Income Tax Expense	13.4	38.7	
Income (Loss) Before Taxes	**($6.8)**	**$69.4**	
(+) Certain Non-Cash Adjustments	7.3	21.9	1 + 2
(+/-) Acquisitions, Divestitures, and Investments	8.1	(23.1)	3
(+) Business Transformation Initiatives	20.1	28.1	4
(+) Financing-Related Costs	0.3	0.4	5
(+/-) Loss (Gain) on Remeasurement of Warrant Liability	0.7	(10.2)	6
(+) Deferred Financing Fees	0.3	3.2	7
(+) Acquisition Step-Up Depreciation & Amortization	10.8	43.5	8
Other Non-Cash and/or Cash Adjustments	**$47.6**	**$63.8**	
Adj. Earnings Before Taxes	**$40.8**	**$133.2**	
(-) Taxes on Earnings as Reported	(13.4)	(38.7)	9
(+/-) Income Tax Adjustments	6.1	15.8	9
Adj. Net Income	**$33.5**	**$110.3**	
Adj. Net Income Margin	*8.9%*	*7.8%*	

Adjustment Descriptions

EBITDA adjustments (1–6)

Discussed on prior page

7 — Costs incurred from **debt financing**, which are **capitalized** and **amortized over time**

8 — Depreciation & Amortization expenses related to **fair value adjustments** on **assets acquired** in business combinations from **prior periods**

9 — Income (Loss) Before Taxes **plus** (i) Acquisition Step-Up D&A and (ii) Other Non-Cash Adjustments, **multiplied** by a **normalized** GAAP effective tax rate, **minus** the provision recorded in the Consolidated Statement of Operations

Source: Company filings.

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2. Utz Shareholder Base

Shareholder Overview

Institutional Shareholders

Top 20 Institutional Holdings	Class A Shares	% Owned Class A	% Owned Total[1]
The Vanguard Group, Inc.	7,925,292	9.06%	5.55%
JP Morgan Asset Management	7,347,178	8.40	5.14
Columbia Threadneedle Investments (UK)	5,480,220	6.26	3.84
BlackRock Institutional Trust Company, N.A.	4,946,548	5.65	3.46
Millennium Management LLC	4,403,376	5.03	3.08
Champlain Investment Partners, LLC	3,778,117	4.32	2.64
Copeland Capital Management, LLC	3,131,099	3.58	2.19
Balyasny Asset Management LP	2,946,512	3.37	2.06
Dimensional Fund Advisors, L.P.	2,013,175	2.30	1.41
Jennison Associates LLC	1,943,757	2.22	1.36
State Street Investment Management (US)	1,754,387	2.00	1.23
Geode Capital Management, L.L.C.	1,732,143	1.98	1.21
Citadel Advisors LLC	1,716,498	1.96	1.20
D. F. Dent & Company, Inc.	1,591,433	1.82	1.11
GW&K Investment Management, LLC	1,585,141	1.81	1.11
MFS Investment Management	1,492,952	1.71	1.05
T. Rowe Price Investment Management, Inc.	1,420,556	1.62	0.99
UBS Financial Services, Inc.	1,219,003	1.39	0.85
Alyeska Investment Group, L.P.	1,137,501	1.30	0.80
Bahl & Gaynor, Inc.	972,867	1.11	0.68
Total Top 20 Institutional Holdings	58,537,755	66.89%	40.98%

Insider Shareholders

Insider Holdings	Class A Shares	% Owned Class A	Class V Shares	% Owned Class V	% Owned Total[1]
Series U of UM Partners LLC	3,400,000	3.79%	47,046,650	85.00%	34.80%
Series R of UM Partners LLC	600,000	0.67	8,302,350	15.00%	6.14
Roger Deromedi	4,772,885	5.32	--	--	3.29
Jason Giordano	3,813,693	4.25	--	--	2.63
Collier Creek Partners LLC	524,716	0.59	--	--	0.36
Craig Steeneck	295,073	0.33	--	--	0.20
Cary Devore	284,672	0.32	--	--	0.20
Howard Friedman	272,079	0.30	--	--	0.19
Tony Fernandez	246,606	0.28	--	--	0.17
Dylan Lissette	114,033	0.13	--	--	0.08
Other Insiders[3]	79,497	0.09	--	--	0.05
Total Insider Holdings	14,403,254	16.07%	55,349,000	100.00%	48.11%

SPAC Related   Rice Family

Investor Type



3%
17%
2%
4%
52%
19%
3%
14%
2%
6%
54%
17%
3%
16%
2%
5%
8%
48%
19%
2%
16%
2%
14%
44%
19%
Dec-23
Dec-24
Mar-25
Oct-25
Passive
Active
Hedge Fund
Broker-Dealer
Quantitative
Strategic
Other
Retail & Undisclosed

Source: Company filings, Refinitiv. Market data as of October 30, 2025.
(1) Total is Class A + Class V shares.
(2) Number reflects Restricted Stock Units issued to Directors and Executive Officers, as shares held by other insiders are de minimis. Other numbers reflect basic shares.

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3. LBO Analysis

Previously Discussed

Utz Illustrative LBO Analysis: Transaction Overview

Transaction Assumptions

- Illustrative purchase price of $15.00/share, representing a ~44% premium to current share price of $10.44 (as of October 30, 2025) and implying a firm value of ~$3.0bn
  - Implies 13.8x LTM CY2025E Adj EBITDA of $217mm
- Transaction funded by new transaction debt and new + rolled equity
  - Gross leverage of 5.5x LTM (CY2025E) Adj. EBITDA of $217mm
  - New $225mm Revolving Credit Facility (SOFR + 350bps)
  - New $1.2bn Term Loan (SOFR + 325bps, 99.5% OID, 1% amortization)
- Other assumptions:
  - Illustrative transaction close of 12/31/2025
  - Minimum cash of $50mm
  - Illustrative transaction fees of $80mm
  - Assumes annual add-back of $20mm in public company costs
  - Assumes full insider ownership roll

Sources & Uses

$ in mm

Sources	*$ Amount*	%
New 3rd Party Equity	$874	27.5%
Family Ownership Rollover	892	28.0
Other Insider Ownership Rollover	154	4.8
New Transaction Debt	1,205	37.9
Existing Cash	58	1.8
Total Sources	$3,184	100.0%

Uses	*$ Amount*	%
Public Float	$1,128	35.4%
Family Ownership Rollover	892	28.0
Other Insider Ownership Rollover	154	4.8
Current Debt	879	27.6
Cash to Balance Sheet	50	1.6
Transaction Fees	80	2.5
Total Uses	$3,184	100.0%

Pro Forma Cap Table

($ in mm)	Current 12/31/2025	Adj.	Pro Forma 12/31/2025
Cash & Cash Equivalents	$58	($8)	$50
Debt:			
ABL Facility	21	(21)	--
New Revolving Credit Facility	--	--	--
Term Loan B	630	(630)	--
New Term Loan	--	1,196	1,196
Real Estate Loans	58	(58)	--
Equipment Loans	147	(147)	--
Notes Payable	13	(13)	--
Finance Leases	10	--	10
Total Debt	**$879**	**$327**	**$1,205**
Net Debt	**$821**	**$334**	**$1,155**
Shareholders' Equity	**$2,175**	**($254)**	**$1,921**
Financial Metrics			
LTM Adj. EBITDA (CY2025E)	$217		$217
Credit Statistics			
Total Debt / Adj. EBITDA	4.0x		5.5x
Net Debt / Adj. EBITDA	3.8		5.3
Total Debt / Total Capitalization	29%		39%

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Source: Company filings, FactSet, and Wall Street research. Market data as of October 30, 2025.

Utz Illustrative LBO Analysis: Cash Flow & Returns 5-Year Illustrative Cash Flow Summary Sensitivity Analysis Actual Consensus Projection Current Scenario of Analysis Actual LTM Fiscal Year Ended December 31, ($ in mm) 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E Implied 5-Year IRR Net Sales $1,408 $1,438 $1,409 $1,445 $1,484 $1,527 $1,568 $1,607 $1,644 (@5.5x Entry Gross Leverage) % Growth 19.3% 2.1% (2.0%) 2.5% 2.7% 2.9% 2.7% 2.5% 2.3% Adj. EBITDA $171 $187 $200 $217 $234 $245 $267 $289 $312 Implied Offer Price % Margin 12.1% 13.0% 14.2% 15.0% 15.7% 16.0% 17.0% 18.0% 19.0% $12.53 $13.57 $15.00 $15.66 $16.70 (+) Public Company Costs -———- $20 $20 $20 $20 $20 PF Adj. EBITDA $171 $187 $200 $217 $254 $265 $287 $309 $332 Premium to Current Share Price % Margin 12.1% 13.0% 14.2% 15.0% 17.1% 17.3% 18.3% 19.2% 20.2% 20.0% 30.0% 43.7% 50.0% 60.0% PF Adj. EBIT $163 $172 $192 $213 $234 (–) Interest Expense (80) (69) (61) (51) (38) 11.8x 18.0% 15.8% 13.2% 12.1% 10.5% (–) Taxes (Net of NOLs) (6) (23) (33) (41) (50) e l (+) D&A 75 77 79 81 83 t ip 12.8 20.1 17.9 15.2 14.1 12.5 Mu l (+) Amortization of Intangibles 15 15 15 15 15 xit 13.8 22.1 19.8 17.1 16.0 14.3 (+) OID and Financing Fees 6 6 6 6 6 E (–) Transaction DTL Unwind (4) (4) (4) (4) (4) (–) CapEx (42) (40) (38) (35) (33) 14.8 23.9 21.7 18.9 17.8 16.1 (+/–) Changes in NWC ((Inc)/Dec) (2) (1) (1) (1) (1) 15.8 25.7 23.4 20.6 19.4 17.7 Levered Free Cash Flow $126 $134 $156 $183 $213 Cumulative Levered Free Cash Flow $126 $261 $417 $600 $813 % of Total Debt Paydown 10.5% 21.6% 34.6% 49.8% 67.4% Cash $50 $50 $50 $50 $50 $50 Implied Entry Premium (5-Year Hold Period; 17.5% Required IRR) New Revolving Credit Facility -—————-New Term Loan 1,196 1,069 935 779 596 383 Entry Leverage Finance Leases 10 10 10 10 10 10 Total Debt $1,205 $1,079 $945 $789 $606 $393 4.5x 5.0x 5.5x 6.0x 6.5x Net Debt $1,155 $1,029 $895 $739 $556 $343 Credit Statistics 11.8x 16.0% 19.1% 22.2% 25.3% 28.4% Total Debt / Adj. EBITDA 5.5x 4.6x 3.9x 3.0x 2.1x 1.3x Net Debt / Adj. EBITDA 5.3 4.4 3.7 2.8 1.9 1.1 Multiple 12.8 25.8 28.9 32.0 35.1 38.2 Forecast Assumptions: Exit 13.8 35.6 38.7 41.8 44.9 48.0 • Net Sales reflects consensus estimates from CY25E – CY27E, with growth declining (20bps) YoY thereafter • Adj. EBITDA reflects consensus estimates from CY25E – CY27E, with margin expanding to 19.0% by CY30E • Public company costs of $20mm added-back annually 14.8 45.4 48.5 51.6 54.7 57.8 • Core D&A and step-up D&A of 1.9% and 3.1% of Net Sales, respectively, held constant throughout forecast • CapEx of 3.0% of Net Sales in CY25E, declining to 2.0% by CY30E 15.8 55.2 58.3 61.4 64.5 67.6 • Assumes no dividends • DRO, DIO, DPO, Prepaid Expense & Other Assets as % of Net Sales and Accrued Expenses & Other Liabilities as % of Net Sales remain consistent with CY24A Source: Company filings, FactSet, and Wall Street research. Market data as of October 30, 2025. 9 Note: New intangibles assumed to be 10% of equity step-up, calculated as transaction equity value less existing book value of equity plus existing goodwill (amortized over 15 years). Assumes $59mm deferred tax liability, based on a 25.4% tax rate. Unwind over 15 years.

4. Appendix

Takeover Process: Two Ways to Acquire a U.S. Public Company

	"One Step" Merger	"Two Step" Tender / Exchange-Offer
Description	• A one step process to acquire 100% control • Requires shareholder vote at a special meeting of shareholders which, itself, requires approximately 90 days to convene • 50.1% vote threshold in most situations (of shares outstanding) – ***For Utz: requires "majority" of votes casted*** • Requires regulatory approvals prior to closing	• A two step process to acquire 100% control – Shareholders tender shares to Acquiror – Typically do not get 100% tendered – Statutory back end merger can be completed in one of two ways • 90% minimum acceptance (50% in Delaware) of the tender offer enables "short form" back-end merger, which takes only seven days following the closing of the tender offer ○ No shareholder vote required ○ Utz incorporated in ***Delaware*** • If 90% minimum acceptance (outside of Delaware incorporated companies) of the tender offer is not achieved, then a shareholder meeting must be called (which takes approximately 90 days to convene); and 50.1% of Target's shareholders must vote to approve the transaction • Minimum 20 business day offer period • Requires regulatory approvals prior to closing
Documentation	• Proxy statement • 13E-3 filing (if insiders part of buyer group) • SEC reviews and comments prior to mailing to shareholders • Takes longer for SEC to review and approve proxy vs. tender documents	• Acquiror files Schedule-TO • 13E-3 filing (if insiders part of buyer group) • Target files Schedule 14D-9 within 10 days of Schedule TO filing – Board of Directors recommendation statement • SEC reviews and comments prior to mailing to shareholders • In a friendly transaction, the schedule 14D-9 disclosure will mirror the similar disclosure set forth in the Acquiror's Schedule TO and will be filed at the same time
Observations	• Closing takes place immediately after vote, if approved and has regulatory clearance in-hand; otherwise requires waiting until regulatory clearance • Acquiror obtains "control" upon closing of merger • Can get shareholder approval prior to regulatory approvals	• May be able to gain control faster than in a one-step merger • Typical to set tender threshold for 51% • Changes to the tender offer (price, extension, etc.) require different extension periods depending on the change • Top-up provision may allow squeeze-out at lower threshold
Timing	• 110 – 140 days *(subject to regulatory approvals)*	• Short form: ~45 days *(subject to regulatory approvals)* • Long form : ~140 – 170 days *(subject to regulatory approvals)*

For illustrative purposes only.

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